Exhibit 99.1

CIVITAS SOLUTIONS, INC.

ANNOUNCES COMMENCEMENT OF PUBLIC OFFERING

BY SELLING STOCKHOLDERS

Boston, MA – September 29, 2015 – Civitas Solutions, Inc. (“Civitas” or the “Company”) announced the commencement of an underwritten offering by selling stockholders of an aggregate of 3,000,000 shares of its common stock pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission. The selling stockholders are affiliates of Vestar Capital Partners and certain current and former employees of the Company, including senior members of management. The underwriters will have a 30-day option to purchase up to an additional 450,000 shares of common stock from the selling stockholders. Civitas will not receive any of the proceeds from the sale of the shares of common stock.

Barclays, BofA Merrill Lynch and UBS Investment Bank are serving as representatives of the underwriters and joint book-running managers for the offering. Raymond James & Associates, Inc., SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp. and Avondale Partners, LLC are acting as co-managers. This offering is being made only by means of a prospectus. Copies of the prospectus related to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 888-603-5847, email: barclaysprospectus@broadridge.com; BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by emailing dg.prospectus_requests@baml.com; or UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019 or by telephone: (888) 827-7275.

A registration statement on Form S-1 relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact:

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800

Chief Public Strategy and Marketing Officer

Civitas Solutions, Inc.

Dwight.robson@civitas-solutions.com